Exhibit 5.1

 July 25, 2013

Digital Ally, Inc.

Attn: Stan Ross

9705 Loiret Boulevard

Lenexa, KS 66219

Re: 2013 Stock Option and Restricted Stock Plan

Ladies and Gentlemen:

We are providing this opinion in connection with the registration statement of Digital Ally, Inc. (the “Company”) on Form S-8 (the “Registration Statement”) to be filed under the Securities Act of 1933, as amended (the “Act”), with respect to the proposed issuance by the Company of up to an aggregate of 100,000 shares of common stock, par value $0.001 per share, of the Company (the “Shares”) issuable pursuant to the 2013 Stock Option and Restricted Stock Plan (the “Plan”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined (i) the Registration Statement; (ii) the Company’s Certificate of Incorporation, as amended to date; (iii) the Bylaws of the Company, as amended to date; (iv) the Plan; (v) the corporate proceedings relating to the Registration Statement and the transactions contemplated thereby; and (vi) such other documents and records as we have deemed necessary in order to render this opinion. In rendering this opinion, we have relied as to certain factual matters on certificates of officers of the Company and of state officials.

In rendering the opinion set forth below, we have assumed that: (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) each natural person signing any document reviewed by us had the legal capacity to do so; (v) each person signing in a representative capacity (other than on behalf of the Company) any document reviewed by us had authority to sign in such capacity; and (vi) the Registration Statement, and any amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws.

We have also assumed that, with respect to proposed issuances under the Plan, each award agreement setting forth the terms of each grant of options or other awards under the Plan is consistent with the Plan and has been duly authorized and validly executed and delivered by the parties thereto.

We do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Nevada, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

Based upon and subject to the foregoing, we are of the opinion that:

1. When (i) the Registration Statement becomes effective under the Act; (ii) if issued in physical form, certificates representing the Shares have been duly executed by the duly authorized officers of the Company in accordance with applicable law or, if issued in book entry form, an appropriate account statement evidencing the Shares credited to the recipient’s account maintained with the Company’s transfer agent for the Company’s common stock has been issued by said transfer agent, and (iii) such Shares have been delivered and paid for in accordance with the terms and conditions of the Plan for consideration constituting lawful consideration under Nevada law, the issuance and sale of such Shares will have been duly authorized, and such Shares will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to any and all references to our firm in the prospectus which is a part of the Registration Statement. In the giving of our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Act, or that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Christian J. Hoffmann, III
QUARLES & BRADY LLP